Exhibit 99.1
News Release
JBT Marel Corporation
333 West Wacker Drive
Suite 3400
Chicago, IL 60606

JBT Marel Corporation Reports Second Quarter 2026 Results

Second Quarter 2026 Highlights:
◦Continued strong demand with orders exceeding $1 billion; revenue was $981 million, resulting in a book-to-bill ratio of 1.05x
◦Net income margin was 2.9 percent, and adjusted EBITDA margin was 17.1 percent
◦Diluted earnings per share was $0.54, and adjusted earnings per share was $1.95
◦Leverage ratio was just below 2.5x and within the long-term target leverage range of 2.0 - 2.5x

CHICAGO, August 3, 2026 - JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported financial results for the second quarter of 2026.

"We are extremely pleased with the continued orders strength, which was led by robust demand in our Prepared Food and Beverage Solutions segment with strong customer investment in downstream, further processing technology," said Brian Deck, Chief Executive Officer. "While we experienced some operational inefficiencies and logistics constraints in the Prepared Food and Beverage Solutions segment in the second quarter, our record backlog, coupled with the fundamental benefits of the JBT Marel combination and ongoing operational improvement initiatives, provide visibility into our second half 2026 outlook and further our confidence in achieving our full year revenue and adjusted EBITDA guidance."

Comparisons in this news release are to the comparable period of the prior year, unless otherwise noted. An earnings presentation with supplemental information is available on the Company's Investor Relations website at https://ir.jbtmarel.com/events/presentations.

JBT Marel Second Quarter 2026 Consolidated Results

"We continue to execute on our integration and cost synergy initiatives, which we expect will enable $60 million of in-year realized savings for 2026," said Matt Meister, Chief Financial Officer. "At the same time, we are navigating a dynamic operating environment with higher inflationary costs. While these factors create near-term headwinds, our focus remains on disciplined execution, pricing actions, and operational improvements to mitigate the impact."

Second quarter 2026 consolidated revenue of $981 million increased 5 percent with approximately 2 percent benefit from foreign exchange translation. Net income of $28 million increased $25 million, and net income margin of 2.9 percent improved 250 basis points. Included in net income was a $33 million non-cash, non-recurring impairment charge related to a 2021 acquisition.

During the second quarter 2026, JBT Marel operated in a dynamic economic and trade environment and experienced a few discrete items, the effects of which will be discussed during the upcoming earnings call.

Second quarter 2026 consolidated adjusted EBITDA of $168 million increased $12 million, and adjusted EBITDA margin of 17.1 percent improved 40 basis points. Diluted earnings per share (EPS) was $0.54 compared to $0.07. Adjusted EPS was $1.95 compared to $1.49. Orders totaled $1.03 billion, inclusive of approximately $16 million in a year-over-year benefit from foreign exchange translation, and quarter-ending backlog was $1.54 billion.

Year to date 2026 operating cash flow was $221 million, and free cash flow was $179 million. As of June 30, 2026, the Company's net debt to trailing twelve months adjusted EBITDA was 2.47x.

As previously announced, JBT Marel's Board of Directors authorized a share repurchase program for the purchase of up to $200 million of the Company’s common stock, effective from May 18, 2026, through May 31, 2029. During the second quarter 2026, the Company repurchased approximately 200,000 shares of common stock for $26 million.

JBT Marel Second Quarter 2026 Segment Results

	Three Months Ended June 30, 2026
In millions except margin	Protein Solutions	Prepared Food and Beverage Solutions
Segment revenue	$467	$514
Segment adjusted EBITDA	$112	$90
Segment adjusted EBITDA margin	24.0%	17.5%

Second quarter 2026 Protein Solutions segment revenue increased 11 percent, inclusive of approximately 3 percent year-over-year benefit from foreign exchange translation. Segment adjusted EBITDA margin improved 350 basis points.

Second quarter 2026 Prepared Food and Beverage Solutions segment results were below Company expectations primarily due to the timing of backlog-to-revenue conversion resulting from logistics constraints and certain productivity inefficiencies in connection with optimizing supply chain and manufacturing operations. Segment revenue was flat, inclusive of approximately 2 percent year-over-year benefit from foreign exchange translation. Segment adjusted EBITDA margin declined 70 basis points.

JBT Marel Outlook

JBT Marel is reiterating its full year 2026 guidance for revenue and adjusted EBITDA margin. It has refined its guidance for adjusted EPS to reflect updated assumptions for depreciation and amortization expense and the effective tax rate. The Company also updated its full year 2026 net income margin and GAAP EPS guidance primarily to reflect the non-cash, non-recurring impairment charge incurred in the second quarter. The below table reflects consolidated guidance.

Guidance
In millions except EPS and margin	FY 2026
Revenue	$3,990 - $4,065
Net income margin	5.5% - 6.0%
Adjusted EBITDA margin(1)	17.0% - 17.5%
GAAP diluted EPS	$4.20 - $4.70
Adjusted EPS(1)	$7.85 - $8.35

(1) Non-GAAP figure. Please see supplemental schedules for adjustments and reconciliations.

For the full year 2026, JBT Marel still expects year-over-year consolidated revenue growth of 5 - 7 percent, which is inclusive of approximately 1.5 percent foreign exchange translation benefit.

For the full year 2026, JBT Marel expects to incur certain one-time and acquisition related costs for previously completed transactions, which are included in net income margin and GAAP diluted EPS guidance and excluded from adjusted EPS and adjusted EBITDA margin guidance. These include approximately $167 million in acquisition related amortization and depreciation, $32 million in M&A related costs, $20 million in restructuring costs, and $33 million in non-cash impairment expense incurred in the second quarter.

Full year 2026 total depreciation and amortization is expected to be approximately $263 million. Interest expense is estimated to be approximately $47 million, and other financing income is expected to be approximately $7 million. The full year tax rate is estimated to be approximately 24 percent.

Earnings Conference Call

A conference call is scheduled for 10:00 a.m. ET / 14:00 GMT on Tuesday, August 4, 2026, to discuss second quarter 2026 results. A simultaneous webcast and audio replay of the call will be available on the Company’s Investor Relations website at https://ir.jbtmarel.com/events/ir-calendar.

##

About JBT Marel Corporation

JBT Marel Corporation (NYSE and Nasdaq Iceland: JBTM) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT Marel’s unique solutions of integrated equipment, service, software, and application expertise enables customers to optimize food yield and efficiency, improve food safety and quality, and enhance uptime and proactive maintenance, all while reducing waste and resource use across the global food supply chain. JBT Marel operates more than 50 manufacturing and distribution facilities globally. For more information, please visit www.jbtmarel.com.

Non-GAAP Measures and Reconciliations to GAAP Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income, Adjusted diluted earnings per share (“Adjusted EPS”), and Free cash flow are non-GAAP financial measures. JBT Marel provides non-GAAP financial measures in order to increase transparency in our operating results and trends. These non-GAAP measures eliminate certain costs or benefits from, or change the calculation of, a measure as calculated under U.S. GAAP. By eliminating these items, JBT Marel provides a more meaningful comparison of our ongoing operating results, consistent with how management evaluates performance. Management uses these non-GAAP measures in financial and operational evaluation, planning and forecasting. These calculations may differ from similarly-titled measures used by other companies. The non-GAAP financial measures disclosed are not intended to be used as a substitute for, nor should they be considered in isolation of, financial measures prepared in accordance with U.S. GAAP. Reconciliations of non-GAAP financial measures can be found in the supplemental schedules to this release.

Presentation of Percentage Calculations

Effective in 2026, percentage amounts presented in this press release have been calculated using rounded figures. In prior periods, percentage amounts were calculated using the unrounded underlying values rather than the rounded figures presented. As a result, certain percentage amounts in this section may differ slightly from percentages calculated using the figures presented in the Company’s Consolidated Financial Statements or the accompanying narrative.

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT Marel's ability to control. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements include, among others, statements relating to our business and our results of operations, our strategic plans, our restructuring plans and expected cost savings from those plans and our liquidity. The factors that could cause our actual results to differ materially from expectations include, but are not limited to, the following factors: fluctuations in our financial results; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; catastrophic loss at any of our facilities and business continuity of our information systems; loss of key management and other personnel; our ability to remediate the material weaknesses relating to the Marel financial statements; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; unanticipated delays or acceleration in our sales cycles; inflationary pressures, including increases in energy, raw material, freight, and labor costs; changes in food consumption patterns; weather conditions and natural disasters; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; work stoppages; customer sourcing initiatives; competition and innovation in our industries; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to tariffs, trade regulations, quotas, or duties; potential liability arising out of the installation or use of our systems; the impact of climate change and environmental protection initiatives; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; risks related to acquisitions, such as our ability to integrate the acquisitions we have consummated, including the integration of the legacy businesses of JBT and Marel; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; cybersecurity risks such as network intrusion or ransomware schemes; our convertible note hedge and warrant transactions; the maintenance of two stock exchange listings; fluctuations in currency exchange rates and interest rates; our level of indebtedness; availability of and access to financial and other resources; and the factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and any future Quarterly Report on Form 10-Q.

If one or more of those or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

Investors & Media:

Marlee Spangler
IR@jbtmarel.com
+1 (312) 861-5784

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$981	$935	$1,917	$1,789
Cost of sales	622	600	1,229	1,162
Gross profit	359	335	688	627
Gross profit margin	36.6%	35.8%	35.9%	35.0%

Selling, general and administrative expense	313	287	574	612
Operating income (loss)	46	48	114	15
Operating income margin	4.7%	5.1%	5.9%	0.8%

Pension expense, other than service cost	—	—	—	147
Loss on investment	—	11	—	11
Interest expense, net	13	29	23	70
Other income	(2)	(3)	(4)	(5)
Income (loss) before income taxes	35	11	95	(208)
Income tax provision (benefit)	7	8	22	(38)
Net income (loss)	$28	$3	$73	$(170)

Earnings (loss) per share:
Basic	$0.54	$0.07	$1.40	$(3.27)
Diluted	$0.54	$0.07	$1.40	$(3.27)

Weighted average shares outstanding:
Basic	52.1	52.1	52.1	51.9
Diluted	52.2	52.2	52.3	51.9

Other business information from operations:
Inbound orders	$1,030	$938	$2,100	$1,854
Orders backlog			$1,536	$1,394

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$28	$3	$73	$(170)
Non-GAAP adjustments
Restructuring and related costs, net (1)	12	6	10	17
M&A related costs (2)	11	20	19	94
Impairment of intangible assets (3)	33	—	33	—
Acquisition related amortization and depreciation (4)	42	58	87	100
Loss on investment	—	11	—	11
Amortization of bridge financing debt issuance cost	—	—	—	12
Impact from tax provision on Non-GAAP adjustments (5)	(24)	(20)	(37)	(51)
Recognition of non-cash pension plan related settlement costs	—	—	—	147
Impact on tax provision from non-cash pension plan related settlement costs	—	—	—	(37)
Discrete tax adjustment from M&A activity	—	—	—	5
Adjusted income	$102	$78	$185	$128

Net income (loss)	$28	$3	$73	$(170)
Total shares and dilutive securities	52.2	52.2	52.3	51.9
Diluted earnings (loss) per share	$0.54	$0.07	$1.40	$(3.27)

Adjusted income	$102	$78	$185	$128
Total shares and dilutive securities	52.2	52.2	52.3	52.0
Adjusted diluted earnings per share	$1.95	$1.49	$3.54	$2.46

(1) Costs associated with restructuring actions, primarily consisting of severance and related employee costs. These costs are not considered reflective of our ongoing operating performance.

(2) Advisory, strategy, integration, and other costs associated with completed M&A transactions. These costs are directly attributable to the integration of acquired businesses and are not considered indicative of our ongoing operating performance.

(3) Non-cash impairment charge related to acquired intangible assets recorded in the second quarter of 2026. This charge is not considered reflective of our ongoing operating performance.

(4) Amortization and depreciation resulting from the fair value adjustments recorded in connection with acquisitions. These expenses are not considered indicative of our ongoing operating performance and are directly attributable to acquired businesses.

(5) Impact on tax provision was calculated using the enacted rate for the relevant jurisdiction for each period shown.
The above table reports adjusted income and adjusted diluted earnings per share, which are non-GAAP financial measures. We use these measures internally to make operating decisions and for the planning and forecasting of future periods, and therefore provide this information to investors because we believe it allows more meaningful period-to-period comparisons of our ongoing operating results, without the fluctuations in the amount of certain costs that do not reflect our underlying operating results.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$28	$3	$73	$(170)
Income tax provision (benefit)	7	8	22	(38)
Interest expense, net	13	29	23	70
Other financing income (1)	(2)	(3)	(4)	(5)
Restructuring and related costs, net (2)	12	6	10	17
M&A and related costs (3)	11	20	19	94
Impairment of intangible assets (4)	33	—	33	—
Loss on investment	—	11	—	11
Pension expense, other than service cost (5)	—	—	—	147
Depreciation and amortization (6)	66	82	134	143
Adjusted EBITDA	$168	$156	$310	$268

Total revenue	$981	$935	$1,917	$1,789
Net income (loss) margin	2.9%	0.4%	3.8%	(9.5)%
Adjusted EBITDA margin	17.1%	16.7%	16.2%	15.0%

(1) Other financing income represents transaction gains from fair value hedges on our foreign currency denominated debt, which are considered non-operating as they relate to the cost of borrowing on debt.

(2) Costs associated with restructuring actions, primarily consisting of severance and related employee costs. These costs are not considered reflective of our ongoing operating performance.

(3) Advisory, strategy, integration, and other costs associated with completed M&A transactions that are not considered indicative of our ongoing operating performance and are directly attributable to the integration of acquired businesses.

(4) Non-cash impairment charge related to acquired intangible assets recorded in the second quarter of 2026. This charge is not considered reflective of our ongoing operating performance.

(5) Pension expense, other than service cost, is excluded as it represents all non service-related pension expense, which consists of non-cash interest cost, expected return on plan assets, amortization of actuarial gains and losses, and settlement charges.

(6) Depreciation and amortization, including acquisition related amortization and depreciation expense, is excluded to determine EBITDA.

The above table reports Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. We use Adjusted EBITDA and Adjusted EBITDA margin internally to make operating decisions and believe that Adjusted EBITDA is useful to investors as a measure of the Company’s operational performance and a way to evaluate and compare operating performance against peers in the Company's industry.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$467	$514		$421	$514
Less:
Cost of sales	282	340		270	330
Research and development	11	6		21	10
Other segment items (1)	95	107		87	112
Add:
Depreciation and amortization	33	29		43	32
Segment Adjusted EBITDA	$112	$90	$202	$86	$94	$180
Less:
Interest expense, net			13			29
Other income			(2)			(3)
Restructuring and related costs, net			12			6
M&A related costs			11			20
Impairment of intangible assets			33			—
Loss on investment			—			11
Depreciation and amortization			66			82
Unallocated amounts:
Corporate expense (2)			34			24
Income before income taxes			$35			$11

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
SEGMENT RESULTS
(Unaudited and in millions)

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
(In millions)	Protein Solutions	Prepared Food and Beverage Solutions	Total	Protein Solutions	Prepared Food and Beverage Solutions	Total
Revenue	$927	$990		$799	$990
Less:
Cost of sales	571	658		517	644
Research and development	22	13		41	20
Other segment items (1)	189	219		163	213
Add:
Depreciation and amortization	67	60		71	59
Segment Adjusted EBITDA	$212	$160	$372	$149	$172	$321
Less:
Interest expense, net			23			70
Other income			(4)			(5)
Restructuring and related costs, net			10			17
M&A related costs			19			94
Impairment of intangible assets			33			—
Loss on investment			—			11
Pension expense, other than service cost			—			147
Depreciation and amortization			134			$143
Unallocated amounts:
Corporate expense (2)			62			52
Income before income taxes			$95			$(208)

(1) Other segment items for each reportable segment include operating expenses, which primarily consist of selling, general and administrative expenses and corporate and shared service expenses allocated to each segment based upon benefits received. Other segment items exclude the impact of restructuring, M&A and other one-time related costs as they do not reflect the ongoing operations of the underlying business.

(2) Corporate expense is primarily comprised of unallocated selling, general and administrative expenses and activity that does not meet the criteria of a reportable segment. Corporate expense excludes the impact of depreciation and amortization, restructuring, M&A and other one-time related and non-operating costs shown separately in the table above.

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$93	$168
Restricted cash	19	19
Trade receivables, net of allowances	443	443
Contract assets	144	119
Inventories	700	644
Other current assets	215	190
Total current assets	1,614	1,583
Property, plant and equipment, net	773	793
Goodwill	3,385	3,428
Intangible assets, net	1,972	2,122
Other assets	262	265
Total Assets	$8,006	$8,191

Liabilities and Stockholders' Equity
Short-term debt	$9	$412
Accounts payable, trade and other	300	262
Advance and progress payments	561	518
Accrued payroll	157	170
Other current liabilities	276	260
Total current liabilities	1,303	1,622
Long-term debt, less current portion	1,670	1,470
Deferred tax liabilities	356	383
Other liabilities	205	252
Common stock and additional paid-in capital	2,701	2,718
Retained earnings	1,527	1,465
Accumulated other comprehensive income	244	281
Total stockholders' equity	4,472	4,464
Total liabilities and stockholders' equity	$8,006	$8,191

JBT MAREL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$73	$(170)
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	134	143
Stock-based compensation	19	9
Impairment of intangible assets	33	—
Pension and other post-retirement benefits expense	—	148
Other, net	5	49
Changes in operating assets and liabilities
Trade accounts receivable, net	(29)	31
Inventories	(60)	(65)
Accounts payable, trade and other	45	14
Advance and progress payments	51	27
Other assets and liabilities, net	(50)	(49)
Cash provided by operating activities	221	137

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(1,746)
Capital expenditures	(51)	(39)
Proceeds from disposal of assets	9	5
Cash required by investing activities	(42)	(1,780)

Cash flows from financing activities
Net proceeds (repayments of) domestic credit facilities, net of debt issuance costs	398	(254)
Net (repayments of) proceeds from Term loan B, net of debt issuance costs	(202)	896
Repayment of 2026 Notes	(403)	—
Settlement of deal contingent hedge	—	(43)
Dividends	(11)	(11)
Common stock repurchases	(26)	—
Other, net	(10)	(45)
Cash (required) provided by financing activities	(254)	543
Net (decrease) increase in cash, cash equivalents and restricted cash	(75)	(1,100)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	2
Net (decrease) increase in cash, cash equivalents and restricted cash	$(75)	$(1,098)

Cash and cash equivalents from operations, beginning of period	187	1,228
Add: Net (decrease) increase in cash and cash equivalents	(75)	(1,098)
Cash, cash equivalents and restricted cash from operations, end of period	$112	$130

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
FREE CASH FLOW
(Unaudited and in millions)

	Six Months Ended June 30,
	2026	2025
Cash provided by operating activities	$221	$137
Less: capital expenditures	51	39
Plus: proceeds from disposal of assets	9	5
Plus: pension contributions	—	3
Free cash flow (FCF)	$179	$106

The above table reports free cash flow, which is a non-GAAP financial measure. We use free cash flow internally as a key indicator of our liquidity and ability to service debt, invest in business combinations, and return money to shareholders and believe this information is useful to investors because it provides an understanding of the cash available to fund these initiatives.

JBT MAREL CORPORATION
NET DEBT CALCULATION
(Unaudited and in millions)

	As of Quarter Ended			Change From
	Q2 2026	Q4 2025	Q2 2025	Prior Year-End	Prior Year
Total debt	$1,679	$1,882	$1,922	$(203)	$(243)
Less: cash and marketable securities	93	168	112	(75)	(19)
Net debt	$1,586	$1,714	$1,810	$(128)	$(224)

JBT MAREL CORPORATION
BANK TOTAL NET LEVERAGE RATIO CALCULATION
(Unaudited and in millions)

Q2 2026
Total debt	$1,679
Less: cash and marketable securities	93
Net debt	1,586
Other items considered debt under the credit agreement	45
Consolidated total indebtedness(1)	$1,631

Trailing twelve months adjusted EBITDA	643
Other adjustments net to earnings under the credit agreement	38
Consolidated EBITDA(1)	$681

Bank total net leverage ratio (Consolidated total indebtedness / Consolidated EBITDA)	2.40

Total net debt to trailing twelve months adjusted EBITDA	2.47

(1) As defined in the credit agreement.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE
TO ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(Unaudited and in cents)

Guidance
Full Year 2026
Diluted earnings per share	$4.20 - $4.70
Non-GAAP adjustments:
Restructuring related costs(1)	~ 0.38
M&A related costs(2)	~ 0.61
Impairment of intangible assets(3)	~ 0.63
Acquisition related amortization and depreciation(4)	~ 3.21
Impact on tax provision from Non-GAAP adjustments(5)	~ (1.16)
Adjusted diluted earnings per share	$7.85 - $8.35

(1) Restructuring and related costs are estimated to be approximately $20 million for the full year 2026. The amount has been divided by our estimate of 52.2 million total shares and dilutive securities to derive earnings per share.

(2) M&A related costs are estimated to be approximately $32 million for the full year 2026. The amount has been divided by our estimate of 52.2 million total shares and dilutive securities to derive earnings per share.

(3) Non-cash impairment charge related to acquired intangible assets is $33M in the second quarter of 2026. The amount has been divided by our estimate of 52.2 million total shares and dilutive securities to derive earnings per share.

(4) Acquisition related amortization and depreciation is expected to be approximately $167 million for the full year 2026. The amount has been divided by our estimate of 52.2 million total shares and dilutive securities to derive earnings per share.

(5) Impact on tax provision for 2026 tax provision on non-GAAP adjustments was calculated using a tax rate of approximately 24% based on an estimate of the tax rate of the country in which the non-GAAP adjustments are originating.

JBT MAREL CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA GUIDANCE
(Unaudited and in millions)
Guidance
Full Year 2026
Net Income	$220 - $245
Income tax provision	68 - 77
Interest expense, net	~47
Other financing income (1)	~ (7)
Restructuring related costs (2)	~ 20
M&A related costs (3)	~ 32
Impairment of intangible assets	~ 33
Depreciation and amortization	~ 263
Adjusted EBITDA	$675 - $710

Revenue	$3,990 - $4,065
Net income margin	5.5% - 6.0%
Adjusted EBITDA margin	17.0% - 17.5%